Exhibit 4.4

[FACE OF NOTE]

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Notes in definitive registered form, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

REGISTERED NO. ETN-18	[ ] ETNs; $[ ] principal amount CUSIP: 22539T290 ISIN: US22539T2906

CREDIT SUISSE AG Credit Suisse X-Links Monthly Pay 2xLeveraged Alerian MLP Index Exchange Traded Notes (ETNs) due May 16, 2036

CREDIT SUISSE AG, a corporation organized under the laws of, and duly licensed as a bank in, Switzerland (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), acting through its Nassau branch (the “Branch”), for value received, hereby promises to pay to Cede & Co., or registered assigns, at the office or agency of the Company in New York, New York, as applicable, (i) the Redemption Settlement Amount (as defined on the reverse hereof), in the case of any ETNs (as defined on the reverse hereof) in respect of which a Holder (as defined on the reverse hereof) exercises such Holder’s right to require the Company to redeem such Holder’s ETNs prior to the Maturity Date (as defined on the reverse hereof), (ii) the Call Settlement Amount (as defined on the reverse hereof), in the case of ETNs subject to the Company’s exercise of its call right, (iii) the Acceleration Settlement Amount (as defined on the reverse hereof), in the case of ETNs subject to acceleration upon minimum indicative value, and (iv) the Cash Settlement Amount (as defined on the reverse hereof), in the case of all other ETNs, in the coin or currency of the United States.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. All capitalized terms used herein but not otherwise defined shall have the meaning assigned to them in the Indenture (as defined on the reverse hereof).

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee (as defined on the reverse hereof) under the Indenture referred to on the reverse hereof.

2

IN WITNESS WHEREOF, the Company, acting through the Branch, has caused this Note to be duly executed.

CREDIT SUISSE AG,
acting through its Nassau branch

By:
Name:
	Title:	Authorized Signatory

By:
Name:
	Title:	Authorized Signatory

3

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: May 20, 2016

THE BANK OF NEW YORK MELLON,
as Trustee
By:
Authorized Signatory

4

[REVERSE OF NOTE]

CREDIT SUISSE AG

Credit Suisse X-Links Monthly Pay 2xLeveraged Alerian MLP Index Exchange Traded Notes (ETNs)

due May 16, 2036

This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (the “Securities”), all issued or to be issued under and pursuant to a senior indenture, dated as of March 29, 2007, between the Company and The Bank of New York Mellon (the “Trustee”), to which indenture and all indentures supplemental thereto (collectively, the “Indenture”) reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, and the registered holder (the “Holder”) of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture.

This Note (the “Note”) is one of a series designated as the Credit Suisse X-Links Monthly Pay 2xLeveraged Alerian MLP Index Exchange Traded Notes (the “ETNs”) due May 16, 2036.

This Note is issuable only in registered form without coupons in minimum denominations of $25.00 and any integral multiples of $25.00 in excess thereof at the office or agency of the Company in the Borough of Manhattan, The City of New York, in the manner and subject to the limitations provided in the Indenture.

Coupon Payment

For each ETN held on the applicable Coupon Record Date, the Holder of this Note will receive on the applicable Coupon Payment Date an amount in cash equal to the Reference Distribution Amount, if any, as of the applicable Coupon Valuation Date (the “Coupon Amount”). The Coupon Amount will equal the sum of the net cash dividends or distributions that a Reference Holder of Index Constituents would have been entitled to receive in respect of the Index Constituents during the relevant period. If the Reference Distribution Amount on such Coupon Valuation Date is zero, you will not receive any Coupon Amount on the related Coupon Payment Date.

The “Reference Distribution Amount” is (a) as of the first Coupon Valuation Date, an amount equal to the sum of the net cash dividends or distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituents held by such Reference Holder on the “record date” for those cash dividends or distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Trade Date to and including the first Coupon Valuation Date; and (b) as of any other Coupon Valuation Date, an amount equal to the sum of the net cash dividends or distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituents held by such Reference Holder on the “record date” for those cash dividends or distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, provided that for the purpose of calculating the Reference Distribution Amount during any Valuation Period, the Reference Holder will be deemed to hold 4/5ths, 3/5ths, 2/5ths and 1/5th of the shares of each Index Constituent it would otherwise hold on the second, third, fourth and fifth Trading Day, respectively, in such Valuation Period.

Notwithstanding the foregoing, with respect to a net cash dividend or distribution for an Index Constituent which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Constituent fails to pay the dividend or distribution to holders of such Index Constituent by the scheduled payment date for such dividend or distribution, such dividend or distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

The “Coupon Payment Date” means the fifteenth (15th) Business Day following each Coupon Valuation Date, provided that a scheduled Coupon Payment Date corresponding to the Coupon Valuation Date immediately preceding the Final Valuation Date, the Call Valuation Date or the Acceleration Valuation Date may be the Maturity Date, the Call Settlement Date or the Acceleration Settlement Date, as applicable, subject to adjustment as described herein. The initial Coupon Payment Date will be June 21, 2016.

If the Maturity Date, the Call Settlement Date or the Acceleration Settlement Date occurs prior to a scheduled Coupon Payment Date for which the Coupon Amount has been determined but not yet paid, instead of such Coupon Amount being paid on the regularly scheduled Coupon Payment Date, such Coupon Amount will be paid on either (a) the Maturity Date, (b) the Call Settlement Date, or (c) the Acceleration Settlement Date if, as of the corresponding Final Valuation Date, Call Valuation Date or Acceleration Valuation Date, as applicable, the Coupon Ex-Date with respect to such Coupon Amount has occurred. In such case, such Coupon Amount will be included in the Cash Settlement Amount, Call Settlement Amount or Acceleration Settlement Amount, as applicable.

The “Coupon Valuation Date” means the last scheduled Trading Day of each calendar month during the term of the ETNs (or if any such day is not a Trading Day, the next following Trading Day). The initial Coupon Valuation Date will be May 31, 2016.

The “Coupon Record Date” means the ninth (9th) Business Day following the corresponding Coupon Valuation Date.

The “Coupon Ex-Date” means, with respect to a Coupon Amount, the first Trading Day on which the ETNs trade without the right to receive the Coupon Amount (under current NYSE Arca practice, the Coupon Ex-Date will generally be the second Trading Day prior to the applicable Coupon Record Date).

The applicable “Valuation Period” means the Final Valuation Period, the Call Valuation Period or the Acceleration Valuation Period, as applicable, subject to adjustment as described under “Market Disruption Event.”

The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of units of each Index Constituent equal to two times (a) the published unit weighting of that Index Constituent as of that date, divided by (b) the product of (1) the Index Divisor as of that date, multiplied by (2) the Reset Initial Closing Level, divided by the Current Principal Amount. Such number of units is intended to reflect the hypothetical exposure the holder of a single ETN would have to each Index Constituent at any given time.

The “Index Divisor” is, as of any date of determination, the divisor used by the Index Calculation Agent to calculate the level of the Index.

The “Index” is the price return version of the Alerian MLP Index.

“Index Constituents” means up to 50 energy Master Limited Partnerships whose performance is measured on the Index.

“Initial Trade Date” means May 17, 2016.

“record date” means, with respect to a dividend or distribution on an Index Constituent, the date on which a holder of such Index Constituent must be registered as a unitholder of such Index Constituent in order to be entitled to receive such dividend or distribution.

“ex-dividend date” means, with respect to a dividend or distribution on an Index Constituent, the first Trading Day on which transactions in such Index Constituent trade on its Primary Exchange without the right to receive such distribution.

Maturity

The “Maturity Date” for the ETNs is May 16, 2036.

Cash Settlement Amount at Maturity

The Holder of this Note may receive a cash payment on the Maturity Date for each ETN not earlier redeemed, called or accelerated, equal to (a) the product of (i) the Current Principal Amount, multiplied by (ii) the Index Factor as of the Final Valuation Date, plus (b) the Coupon Amount, if any, with respect to the most recent Coupon Valuation Date on or before the Final Valuation Date if on the Final Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Stub Reference Distribution Amount, if any, as of the Final Valuation Date, minus (d) the Accrued Fees as of the Final Valuation Date. This amount is referred to as the “Cash Settlement Amount.” If the amount so calculated is less than zero, the Cash Settlement Amount will be zero. Any payment on the ETNs is subject to the Company’s ability to pay its obligations as they become due.

The “Stub Reference Distribution Amount” is (a) as of any Coupon Valuation Date, an amount equal to zero; and (b) as of any other date of determination, an amount equal to the sum of the net cash dividends or distributions that a Reference Holder would have been entitled to receive in respect of the Index Constituents held by such Reference Holder on the “record date” for those cash dividends or distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Valuation Date, Call Valuation Date or Acceleration Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Trade Date) to and including such date, provided that for the purpose of calculating the Stub Reference Distribution Amount during any Valuation Period, the Reference Holder will be deemed to hold 4/5ths, 3/5ths, 2/5ths and 1/5th of the shares of each Index Constituent it would otherwise hold on the second, third, fourth and fifth Trading Day, respectively, in such Valuation Period.

Notwithstanding the foregoing, with respect to a net cash dividend or distribution for an Index Constituent which is scheduled to be paid prior to the applicable determination date, if, and only if, the issuer of such Index Constituent fails to pay the dividend or distribution to holders of such Index Constituent by the scheduled payment date for such dividend or distribution, such dividend or distribution will be assumed to be zero for the purposes of calculating the Stub Reference Distribution Amount.

As of any date of determination, the “Accrued Fees” will be the sum of (i) the Accrued Tracking Fee as of such date, plus (ii) the Accrued Financing Charge as of such date.

The “Final Valuation Period” is the five consecutive Trading Days ending on and including the Final Valuation Date. The Final Valuation Period is subject to adjustment as described under “— Market Disruption Event.”

The “Final Valuation Date” is May 13, 2036, unless such day is not a Trading Day, in which case the Final Valuation Date will be the next Trading Day, subject to adjustment.

The “Financing Level” is, as of any date of determination, an amount equal to the Current Principal Amount as of such date.

The “Accrued Financing Charge” as of the Initial Trade Date will equal $0. As of any other Trading Day, the Accrued Financing Charge will equal (i) the Financing Rate as of such date, multiplied by (ii) the Financing Level as of such date, multiplied by (iii) (a) the number of calendar days from, but excluding, the immediately preceding Reset Valuation Date (or, if the Trading Day occurs prior to the initial Monthly Valuation Date, from, but excluding, the Initial Trade Date) to, and including, such Trading Day, divided by (b) 360.

The “Financing Rate” is, as of any date of determination, the sum of (a) the Financing Spread and (b) the London interbank offered rate (British Banker’s Association) for three-month deposits in U.S. Dollars, which is displayed on Reuters page LIBOR01 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Calculation Agent), as of 11:00 a.m., London time, on the immediately preceding Monthly Valuation Date (or, if such date of determination is on or before the initial Monthly Valuation Date, the Initial Trade Date), provided that such Monthly Valuation Date or Initial Trade Date, as applicable, is a London business day (or if any such date is not a London business day, the London business day immediately preceding it). “London business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in U.S. dollars are transacted in the London interbank market.

The “Accrued Tracking Fee” as of the Initial Trade Date will equal $0. As of any other Trading Day, the Accrued Tracking Fee will equal the aggregate sum of the Tracking Fees as of each Trading Day starting from, but excluding, the immediately preceding Reset Valuation Date (or if the Trading Day occurs prior to the initial Monthly Valuation Date, from, but excluding, the Initial Trade Date) to, and including, such Trading Day.

The “Tracking Fee” is, as of any date of determination, an amount per ETN equal to (i) the Tracking Rate, multiplied by (ii) the ETN Performance Factor as of the immediately preceding Trading Day, multiplied by (iii) a fraction, the numerator of which is the total number of calendar days from, but excluding, the immediately preceding Trading Day to, and including, such date of determination, and the denominator of which is 365.

The “Tracking Rate” is 0.85% per annum.

The “ETN Performance Factor” is, as determined by the Calculation Agent as of any date of determination, an amount per ETN equal to the product of (i) the Current Principal Amount, multiplied by (ii) the number calculated as follows:

1 + 2 × (Index Closing Level — Reset Initial Closing Level) / Reset Initial Closing Level.

The “Current Principal Amount” will equal $25.00 per ETN on the Initial Trade Date.

With respect to any other Trading Day, the Current Principal Amount for each ETN will be determined as follows:

If such Trading Day is a Reset Date:

Current Principal Amount = (Current Principal Amount as of the immediately preceding Trading Day × Index Factor on the immediately preceding Reset Valuation Date) — Accrued Fees on the immediately preceding Reset Valuation Date

If such Trading Day is not a Reset Date:

Current Principal Amount = Current Principal Amount as of the immediately preceding Trading Day.

“Reset Date” refers to any Monthly Reset Date and any Leverage Reset Date. In the event of a Leverage Reset Event, the Current Principal Amount will be reset as described below under “Leverage Reset Events.”

“Monthly Reset Date” is the first Trading Day of each month, beginning on June 1, 2016 and ending on May 1, 2036, subject to adjustment as described under “— Market Disruption Event”; provided, however, that no Monthly Reset Date will occur on or after the Call Valuation Date or the Acceleration Date.

“Monthly Valuation Date” is the last Trading Day of each month, beginning on May 31, 2016 and ending on April 30, 2036, subject to adjustment as described under “— Market Disruption Event.”

“Reset Valuation Date” refers to any Monthly Valuation Date and any Leverage Reset Valuation Date.

The “Index Factor” will be calculated as follows:

1 + (2 × Index Performance Ratio)

The “Index Performance Ratio” on any Trading Day, will be:

Index Valuation Level — Reset Initial Closing Level
Reset Initial Closing Level

The “Index Valuation Level,” as determined by the Calculation Agent, on (1) any Averaging Trading Day will equal (a) 1/5, multiplied by (b)(i) the sum of the Index Closing Levels on each Trading Day from, and including, the first Trading Day in the applicable Valuation Period, to, but excluding, such Trading Day, plus (ii) the number of Trading Days from, and including, such Trading Day to, and including the Final Valuation Date, Call Valuation Date or Acceleration Valuation Date, as applicable, multiplied by the Index Closing Level on such Trading Day, or (2) on any other date of determination, including any Reset Valuation Date or any Redemption Valuation Date, will equal the Index Closing Level on such date.

On the Initial Trade Date, the “Reset Initial Closing Level” is 302.48, the Index Closing Level on the Initial Trade Date. On any other date of determination, the Reset Initial Closing Level will equal the Index Closing Level on the Reset Valuation Date immediately preceding such date of determination.

The “Index Closing Level” is, on any Trading Day, the closing level of the Index as reported on the New York Stock Exchange (the “NYSE”) Global Index Feed or Bloomberg L.P. (“Bloomberg”). If the closing level of the Index as reported on the NYSE (or any successor) differs from the closing level of the Index as reported on Bloomberg (or any successor), then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent.

The “Index Calculation Agent” will be Standard & Poor’s Financial Services LLC (a subsidiary of The McGraw-Hill Companies, Inc.). The Index Calculation Agent will be responsible for calculating and publishing the level of the Index.

“Trading Day” means any day on which trading is generally conducted on the New York Stock Exchange, NYSE Arca, NASDAQ and any other exchange on which the Index Constituents are traded and published

Early Redemption at the Option of the Holders

A Holder of an interest in this Note may submit a request (the “Redemption Notice”) to have the Company redeem the Holder’s ETNs, in whole or in part, on any Trading Day commencing on May 18, 2016 through and including the final Redemption Notice Date, which will be May 6, 2036 (each Trading Day that a Redemption Notice is delivered or, if a Redemption Notice is delivered on a day that is not a Trading Day, the next Trading Day, a “Redemption Notice Date”) provided that (i) the Company will not accept a Redemption Notice submitted to the Company on any Trading Day after the fifth Trading Day preceding the Call Valuation Date or Acceleration Valuation Date; and (ii) the Holder request that the Company redeem a minimum of 50,000 ETNs. A Holder’s early redemption rights are subject to the potential postponements and adjustments described under “Market Disruption Event.” A Holder requesting early redemption must follow the procedures set forth below:

•	Deliver a notice of early redemption in substantially the form of Annex A (the “Redemption Notice”), to the Company via email or other electronic delivery as requested by the Company. If the Redemption Notice is delivered prior to 4:00 p.m. (New York City time) on any Trading Day, the immediately following Trading Day will be the applicable “Redemption Valuation Date.” If the Redemption Notice is delivered at or after 4:00 p.m. (New York City time), the applicable Redemption Valuation Date will be the second following Trading Day. Notwithstanding the foregoing, the Company will not accept a Redemption Notice submitted to the Company after May 6, 2036 or on any day after the fifth Trading Day preceding the Call Valuation Date or Acceleration Valuation Date. If the Company receives a Holder’s Redemption Notice prior to 4:00 p.m. (New York City time), on any Trading Day, the Company will respond by sending the Holder’s broker an acknowledgment of the Redemption Notice accepting the

Holder’s early redemption request by 7:30 p.m. (New York City time), on the Trading Day prior to the applicable Redemption Valuation Date. The Company or one of its affiliates must acknowledge to the Holder’s broker or other person with whom the Holder holds its ETNs acceptance of the Redemption Notice in order for the Holder’s early redemption request to be effective;

•	Notwithstanding the foregoing, the Company may, at its option, waive the requirement that the Redemption Notice be delivered as set forth above, if confirmed by the Company that a written indication of an offer for early redemption has otherwise been accepted by the Company. Any such written indication that is delivered at or after 4:00 p.m. (New York City time), on any Trading Day, will be deemed to have been made on the following Trading Day. For the avoidance of doubt, a Holder may choose to comply with the procedures set forth above in lieu of the procedures in this clause, irrespective of any waiver by the Company;
•	Instruct its DTC custodian to book a delivery versus payment trade with respect to the ETNs on the applicable Redemption Valuation Date at a price equal to the applicable Redemption Settlement Amount, facing the Company; and
•	Cause its DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time), on the applicable Redemption Settlement Date (the third Business Day following the Redemption Valuation Date).

Upon compliance with the foregoing procedures, the Company will be obliged to redeem the portion this Note so requested to be redeemed as set forth under “Payment Upon Early Redemption” below.

A Holder requesting early redemption is responsible for (i) instructing or otherwise causing its broker or other person with whom it holds its ETNs to provide the Redemption Notice (unless otherwise waived by the Company as set forth above) and (ii) its broker satisfying the additional requirements as set forth in the second, third and fourth bullets above in order for the early redemption to be effected. Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, a Holder should consult the brokerage firm through which it owns its interest in the ETNs in respect of such deadlines. If the Company does not (i) receive the Redemption Notice from a Holder’s broker prior to 4:00 p.m. (New York City time) and (ii) deliver an acknowledgment of such Redemption Notice to such Holder’s broker accepting such Holder’s early redemption request by 7:30 p.m. (New York City time), on the Trading Day prior to the applicable Redemption Valuation Date, such notice will not be effective for such Trading Day and the Company will treat such Redemption Notice as if it was received on the next Trading Day. Any redemption instructions for which the Company receives a valid confirmation in accordance with the procedures described above will be irrevocable after the Company confirms a Holder’s offer for early redemption.

Any ETNs previously redeemed by the Company at the Holder’s option will be cancelled on the Redemption Settlement Date. Consequently, if the redeemed ETNs are cancelled as of such Redemption Settlement Date, such ETNs will no longer be considered outstanding.

Payment Upon Early Redemption

Subject to the Holder’s compliance with the procedures described above under “Early Redemption at the Option of the Holders” and the potential postponements and adjustments as described below under “Market Disruption Event,” the ETNs will be redeemed and the Holder will receive payment for its ETNs on the third Business Day following the applicable Redemption Valuation Date (the “Redemption Settlement Date”). If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Valuation Date with respect to any of the Index Constituents, such Redemption Valuation Date may be postponed.

The “Redemption Valuation Date” means the Trading Day following the applicable Redemption Notice Date (as defined below), subject to adjustment as described under “Market Disruption Event.”

If this Note is redeemed, on the relevant Redemption Settlement Date, the Holder will receive a cash payment in an amount equal to:

(a)	the product of
(i)	the Current Principal Amount multiplied by
(ii)	the Index Factor as of the Redemption Valuation Date, plus
(b)	the Coupon Amount, if any, with respect to the most recent Coupon Valuation Date on or before the Redemption Valuation Date if on the Redemption Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus
(c)	the Stub Reference Distribution Amount, if any, as of the Redemption Valuation Date, minus
(d)	the Accrued Fees as of the Redemption Valuation Date, minus
(e)	the Redemption Fee.

This cash payment is referred to as the “Redemption Settlement Amount.”

If the amount calculated above is less than zero, the Redemption Settlement Amount will be zero. Any payment on the ETNs is subject to the Company’s ability to pay its obligations as they become due.

The Company will inform Holders of such Redemption Settlement Amount on the first Trading Day following the applicable Redemption Valuation Date.

The Accrued Fees will be calculated as of any Redemption Valuation Date as the sum of (i) the Accrued Tracking Fee as of such date and (ii) the Accrued Financing Charge as of such date.

The Accrued Tracking Fee as of any Redemption Valuation Date will equal the aggregate sum of the Tracking Fees as of each Trading Day starting from, but excluding, the immediately preceding Reset Valuation Date (or if the Redemption Valuation Date occurs prior to the initial Monthly Valuation Date, from, but excluding, the Initial Trade Date) to, and including, such Redemption Valuation Date.

The Accrued Financing Charge as of any Redemption Valuation Date is an amount equal to (i) the Financing Rate as of such date, multiplied by (ii) the Financing Level as of the applicable Redemption Valuation Date, multiplied by (iii) (a) the number of calendar days from, but excluding, the immediately preceding Reset Valuation Date (or, if the applicable Redemption Valuation Date occurs prior to the initial Monthly Valuation Date, from, but excluding, the Initial Trade Date) to, and including, the applicable Redemption Valuation Date, divided by (b) 360.

The “Redemption Fee” means the product of (a) 0.125%, multiplied by (b) the Current Principal Amount, multiplied by (c) the Index Factor as of the applicable Redemption Valuation Date.

Company’s Call Right

The Company shall have the right to call all, but not less than all, of the issued and outstanding ETNs upon not less than sixteen (16) calendar days’ prior notice (the “Call Notice”) to the holders of the ETNs, such call to occur on any Business Day starting on or after June 3, 2016 through and including the Maturity Date (the “Call Settlement Date”). The Company will specify the Call Settlement Date in the Call Notice. In the event the Company exercises its call right, Holders will receive for each ETN they hold a cash payment equal to:

(a)	the product of

(i) the Current Principal Amount multiplied by

(ii) the Index Factor as of the Call Valuation Date, plus

(b)	the Coupon Amount, if any, with respect to the most recent Coupon Valuation Date on or before the Call Valuation Date if on the Call Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus
(c)	the Stub Reference Distribution Amount, if any, as of the Call Valuation Date, minus
(d)	the Accrued Fees as of the Call Valuation Date.

This cash payment is referred to as the “Call Settlement Amount.” If the amount calculated above is less than zero, the Call Settlement Amount will be zero.

The “Call Valuation Date” will be a scheduled Trading Day whose date is specified in the Call Notice, unless such day is not a Trading Day, in which case the Call Valuation Date will be the next Trading Day, subject to adjustments.

The “Call Valuation Period” will be the five consecutive Trading Days ending on and including the Call Valuation Date. The Call Valuation Period is subject to adjustment as described under “— Market Disruption Event.”

The Company will inform Holders of such Call Settlement Amount on the first Business Day following the Call Valuation Date.

The Accrued Fees will be calculated as of the Call Valuation Date as the sum of (i) the Accrued Tracking Fee as of the Call Valuation Date plus (ii) the Accrued Financing Charge as of the Call Valuation Date.

The “Accrued Tracking Fee” as of the Call Valuation Date is an amount equal to the aggregate sum of the Tracking Fees as of each Trading Day starting from, but excluding, the immediately preceding Reset Valuation Date (or if the Trading Day occurs prior to the initial Monthly Valuation Date, from, but excluding, the Initial Trade Date) to, and including, the Call Valuation Date.

The “Accrued Financing Charge” as of the Call Valuation Date will equal (i) the Financing Rate as of the Call Valuation Date, multiplied by (ii) the Financing Level as of the Call Valuation Date, multiplied by (iii) (a) the number of calendar days from, but excluding, the immediately preceding Reset Valuation Date (or, if the Call Valuation Date occurs prior to the initial Monthly Valuation Date, from, but excluding, the Initial Trade Date) to, and including, the Call Valuation Date, divided by (b) 360.

Acceleration Upon Minimum Closing Indicative Value

If, at any time, the Closing Indicative Value (as defined below) for the ETNs on any Trading Day equals $5.00 or less (each such day, an “Acceleration Date”), all issued and outstanding ETNs will be automatically accelerated and mandatorily redeemed by the Company, even if the Closing Indicative Value of the ETNs would later exceed $5.00 on any subsequent Trading Day during the five consecutive Trading Days beginning on, and including, the Trading Day immediately following the Acceleration Date and ending on, and including, the Acceleration Valuation Date (the “Acceleration Valuation Period”), for a cash payment equal to the Acceleration Settlement Amount. The final Trading Day of the Acceleration Valuation Period is the “Acceleration Valuation Date.”

If the ETNs are accelerated, the Holder of this Note will receive per ETN they hold a cash payment on the third Trading Day following the Acceleration Valuation Date (the “Acceleration Settlement Date”) equal to:

(a)	the product of

(i) the Current Principal Amount multiplied by

(ii) the Index Factor as of the Acceleration Valuation Date, plus

(b)	the Coupon Amount, if any, with respect to the most recent Coupon Valuation Date on or before the Acceleration Valuation Date if on the Acceleration Valuation Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus
(c)	the Stub Reference Distribution Amount, if any, as of the Acceleration Valuation Date, minus
(d)	the Accrued Fees as of the Acceleration Valuation Date.

This cash payment is referred to as the “Acceleration Settlement Amount.” If the amount so calculated is less than zero, the Acceleration Settlement Amount will be zero. Any payment on the ETNs is subject to the Company’s ability to pay its obligations as they become due. If the minimum Closing Indicative Value threshold of the ETNs has been breached, the Holder of this Note will receive on the Acceleration Settlement Date only the Acceleration Settlement Amount in respect of their investment in the ETNs.

The “Accrued Fees” will be calculated as of the Acceleration Valuation Date as the sum of (i) the Accrued Tracking Fee as of the Acceleration Valuation Date and (ii) the Accrued Financing Charge as of the Acceleration Valuation Date.

The “Accrued Tracking Fee” as of the Acceleration Valuation Date will equal the aggregate sum of the Tracking Fees as of each Trading Day starting from, but excluding, the immediately preceding Reset Valuation Date (or if the Trading Day occurs prior to the initial Monthly Valuation Date, from, but excluding, the Initial Trade Date) to, and including, the Acceleration Valuation Date.

The “Accrued Financing Charge” as of the Acceleration Valuation Date will equal (i) the Financing Rate as of the Acceleration Valuation Date, multiplied by (ii) the Financing Level as of the Acceleration Valuation Date, multiplied by (iii) (a) the number of calendar days from, but excluding, the immediately preceding Reset Valuation Date (or, if the Acceleration Valuation Date occurs prior to the initial Monthly Valuation Date, from, but excluding, the Initial Trade Date) to, and including, the Acceleration Valuation Date, divided by (b) 360.

Subject to the prior verification by the Calculation Agent that the Closing Indicative Value of $5.00 or less was accurately calculated by the Index Calculation Agent, the Company must provide notice to Holders that the minimum Closing Indicative Value threshold of the ETNs has been breached not less than five calendar days prior to the Acceleration Settlement Date.

The “Closing Indicative Value” of the ETNs on the Initial Trade Date will be equal to $25.00 and on any Trading Day after the Initial Trade Date will be calculated by the IV Calculation Agent and will equal (a) the product of (i) the Current Principal Amount, multiplied by (ii) the Index Factor as of such Trading Day, plus (b) the Coupon Amount, if any, with respect to the most recent Coupon Valuation Date on or before such Trading Day if on such Trading Day the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Stub Reference Distribution Amount, if any, as of such Trading Day, minus (d) the Accrued Fees as of such Trading Day.

The “Intraday Indicative Value” of the ETNs will be calculated and published by the IV Calculation Agent every 15 seconds on each Trading Day during normal trading hours so long as no Market Disruption Event has occurred or is continuing and will be disseminated over the consolidated tape or other major market data vendor, and is equal to (a) the product of (i) the Current Principal Amount, multiplied by (ii) the Index Factor calculated based on the most recently reported intraday level of the Index at such time, plus (b) the Coupon Amount, if any, with respect to the most recent Coupon Valuation Date on or before such Trading Day if on such Trading Day the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Stub Reference Distribution Amount, if any, as of such Trading Day, minus (d) the Accrued Fees as of such Trading Day.

The “IV Calculation Agent” will be NYSE Arca. The IV Calculation Agent will calculate the Closing Indicative Value and the Intraday Indicative Value of the ETNs.

If the Closing Indicative Value of the ETNs is equal to or less than zero on any Trading Day, the Closing Indicative Value on that day, and all future days, will be zero.

Leverage Reset Events

A Leverage Reset Event will have the effect of deleveraging the ETNs with the aim of resetting the then-current leverage to approximately 2.0. This means that after a Leverage Reset Event, any increase in the Index Closing Level will have less of a positive effect on the value of the ETNs relative to such an increase before the occurrence of the Leverage Reset Event.

A “Leverage Reset Event” occurs if, on any Trading Day (other than an Excluded Day, as defined herein), the Index Closing Level is equal to or less than 80% of the Index Closing Level on the most recent Reset Valuation Date. If a Leverage Reset Event occurs, the Current Principal Amount of the ETNs will be reset as described below, which will have the effect of deleveraging the ETNs with the aim of resetting the then-current leverage to approximately 2.0.

Upon the occurrence of a Leverage Reset Event, the Current Principal Amount of the ETNs will be reset on the applicable Leverage Reset Date so that it will equal (a) the product of the Current Principal Amount as of the immediately preceding Trading Day and the Index Factor on the immediately preceding Leverage Reset Valuation Date, minus (b) the Accrued Fees on the immediately preceding Leverage Reset Valuation Date.

In the event of a Leverage Reset Event, the Financing Rate will not be adjusted.

Leverage Reset Events may occur multiple times over the term of the ETNs and may occur multiple times during a single calendar month. This means both that (i) the Current Principal Amount may be reset more frequently than monthly and (ii) the cumulative effect of compounding and fees will have increased as a result of the Leverage Reset Event(s). Because each Leverage Reset Event will have the effect of deleveraging the ETNs, following a Leverage Reset Event any percentage increase in the Index Closing Level will have less of a positive effect on the ETNs relative to such an increase before the occurrence of such Leverage Reset Event.

The “Accrued Fees” will be calculated as of the Leverage Reset Valuation Date as the sum of (i) the Accrued Tracking Fee as of the Leverage Reset Valuation Date and (ii) the Accrued Financing Charge as of the Leverage Reset Valuation Date.

The “Accrued Tracking Fee” as of the Leverage Reset Valuation Date will equal the aggregate sum of the Tracking Fees as of each Trading Day starting from, but excluding, the immediately preceding Reset Valuation Date (or if the Trading Day occurs prior to the initial Monthly Valuation Date, from, but excluding, the Initial Trade Date) to, and including, the Leverage Reset Valuation Date.

The “Accrued Financing Charge” as of the Leverage Reset Valuation Date will equal (i) the Financing Rate as of the Leverage Reset Valuation Date, multiplied by (ii) the Financing Level as of the Leverage Reset Valuation Date, multiplied by (iii) (a) the number of calendar days from, but excluding, the immediately preceding Reset Valuation Date (or, if the Reset Valuation Date occurs prior to the initial Monthly Valuation Date, from, but excluding, the Initial Trade Date) to, and including, the Leverage Reset Valuation Date, divided by (b) 360.

An “Excluded Day” means (i) the Trading Day immediately preceding any Monthly Valuation Date, (ii) any Reset Valuation Date, (iii) the Trading Day immediately preceding the first day of any Valuation Period, or (iv) any Averaging Trading Day.

With respect to any Leverage Reset Event, the “Leverage Reset Date” will be the first Trading Day immediately following the applicable Leverage Reset Valuation Date, subject to adjustment. The “Leverage Reset

Valuation Date” will be the first Trading Day following the occurrence of such Leverage Reset Event, subject to adjustment as described under “Market Disruption Event.”

Market Disruption Event

Any of the following will be a “Market Disruption Event” with respect to the Index, in each case as determined by the Calculation Agent in its sole discretion:

(a)	suspension, absence or material limitation of trading in a material number of the Index Constituents for more than two (2) hours or during the one-half (1/2) hour before the close of trading in the applicable market or markets;
(b)	suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent equity interests in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market;
(c)	the level of the Index is not published; or
(d)	in any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the ETNs that the Company or its affiliates have effected or may effect.

The following events will not be Market Disruption Events with respect to the Index:

(a)	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
(b)	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent equity interests.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on an Averaging Trading Day (as defined below), the Index Closing Level for such Averaging Trading Day will be the Index Closing Level as of the next immediately following Trading Day on which a Market Disruption Event does not occur or is not continuing (the “Deferred Averaging Trading Day”) with respect to the Index irrespective of whether, pursuant to such determination, the Deferred Averaging Trading Day would fall on a date originally scheduled to be an Averaging Trading Day. If the postponement described in the preceding sentence results in the Index Closing Level being calculated on a day originally scheduled to be an Averaging Trading Day, for purposes of determining the Index Closing Level on any Averaging Trading Day, the Calculation Agent, as the case may be, will apply the Index Closing Level for such Deferred Averaging Trading Day (i) on the date(s) of the original Market Disruption Event and (ii) such Averaging Trading Day. For example, if the Final Valuation Period, Call Valuation Period or Acceleration Valuation Period as applicable, for purposes of calculating the Cash Settlement Amount, Call Settlement Amount or Acceleration Settlement Amount, respectively, is based on the arithmetic mean of the Index Closing Levels on October 3, October 4, October 5, October 6 and October 7, and there is a Market Disruption Event with respect to the Index on October 3, but no other Market Disruption Event during such applicable Valuation Period, then the Index Closing Level on October 4 will be used twice to calculate the Cash Settlement Amount, Call Settlement Amount or Acceleration Settlement Amount, as applicable, and such Cash Settlement Amount, Call Settlement Amount or Acceleration Settlement Amount, as applicable, will be determined based on the arithmetic mean of the Index Closing Levels on October 4, October 4, October, 5, October 6 and October 7.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on any Redemption Valuation Date, the Index Closing Level for such Redemption Valuation Date will be the Index Closing Level as of the next immediately following Trading Day on which a Market Disruption Event does not occur or is not continuing. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption

Settlement Amount, is based on the Index Closing Level on October 3 and there is a Market Disruption Event with respect to the Index on October 3, then the Index Closing Level on October 4 will be used to calculate the Redemption Settlement Amount.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Trading Day, Reset Valuation Date or the Redemption Valuation Date, as applicable, occurring more than three Trading Days following the day originally scheduled to be such final Averaging Trading Day, Reset Valuation Date or Redemption Valuation Date. If the third Trading Day following the date originally scheduled to be the final Averaging Trading Day, Reset Valuation Date or Redemption Valuation Date, as applicable, is not a Trading Day or a Market Disruption Event has occurred or is continuing with respect to the Index on such third Trading Day, the Calculation Agent will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such third Trading Day but for such Market Disruption Event.

If a Market Disruption Event occurs on any Reset Valuation Date, the Index Closing Level for such Reset Valuation Date will be determined by the Calculation Agent on the first succeeding Trading Day on which a Market Disruption Event does not occur or is not continuing. If any Reset Valuation Date is postponed as described above, the succeeding Reset Date will occur on the Trading Day immediately following the postponed Reset Valuation Date.

An “Averaging Trading Day” means each of the Trading Days during a Valuation Period, subject to adjustment as described herein.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If the entity that publishes the Index discontinues publication of or otherwise fails to publish the Index, and such entity or another entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Index Closing Level for such Successor Index will be determined by the Index Calculation Agent by reference to the Successor Index on the dates and at the times as of which the Index Closing Levels for such Successor Index are to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the ETNs.

If the entity publishing the Index discontinues publication of the Index prior to, and such discontinuation is continuing on any Reset Valuation Date, any Averaging Trading Day, any Redemption Valuation Date or any other relevant date on which the Index Closing Level is to be determined and the Calculation Agent determines that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to, and such discontinuation is continuing on, any Reset Valuation Date, any Averaging Trading Day, any Redemption Valuation Date or any other relevant date on which the Index Closing Level is to be determined, then the Calculation Agent will determine the Index Closing Level using the closing level and published share weighting of each Index Constituent included in the Index or Successor Index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the ETNs.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or Successor Index, as applicable, may adversely affect the value of the ETNs.

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that the level of the Index or such Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then the Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of the Index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the levels for the Index or such Successor Index with reference to the Index or such Successor Index, as adjusted. The Calculation Agent will accordingly calculate the Index Valuation Level, the Index Performance Ratio, the Index Factor, the Current Principal Amount, the Accrued Fees, the Financing Level, the Financing Rate, the Coupon Amount, if any, the Reference Distribution Amount, if any, the Stub Reference Distribution Amount, if any, the Redemption Fee, if any, the Cash Settlement Amount, if any, that will be paid on the Maturity Date, the Redemption Settlement Amount, if any, that will be paid on the Redemption Settlement Date, if applicable, the Call Settlement Amount, if any, that will be paid on the Call Settlement Date, if applicable, or the Acceleration Settlement Amount, if any, that will be paid on the Acceleration Settlement Date, if applicable, based on the index levels calculated by the Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of the Index or such Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the level of the Index or such Successor Index to be a fraction of what it would have been if there had been no such modification, then the Calculation Agent will make such calculations and adjustments in order to arrive at a level for the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Calculation Agent

The Company’s affiliate, Credit Suisse International, will act as the calculation agent (the “Calculation Agent”). The Calculation Agent will determine, among other things, the Index Valuation Level, the Index Performance Ratio, the Index Factor, the Current Principal Amount, the Accrued Fees, the Financing Level, the Financing Rate, the Coupon Amount, if any, the Reference Distribution Amount, if any, the Stub Reference Distribution Amount, if any, the Redemption Fee, if any, the Cash Settlement Amount, if any, that will be paid on the Maturity Date, the Redemption Settlement Amount, if any, that will be paid on the Redemption Settlement Date, if applicable, the Call Settlement Amount, if any, that will be paid on the Call Settlement Date, if applicable, or the Acceleration Settlement Amount, if any, that will be paid on the Acceleration Settlement Date, if applicable, whether an acceleration upon minimum Closing Indicative Value has occurred, whether a Leverage Reset Event has occurred, and whether any day is a Business Day or a Trading Day. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. The holders of the ETNs shall not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Calculation Agent. The Company may appoint a different Calculation Agent from time to time after the date hereof without your consent and without notifying the Holder of this Note.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon early redemption, the Company’s call or acceleration, or on a Coupon Payment Date on or prior to 12:00 p.m. (New York City time), on the Trading Day immediately preceding the Maturity Date, any Redemption Settlement Date, the Call Settlement Date, the Acceleration Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts representing the Intraday Indicative Value, the Closing Indicative Value, the Coupon Amount, if any, the Redemption Settlement Amount, if any, per ETN, the Call Settlement Amount, if any, per ETN, the Acceleration Settlement Amount, if any, per ETN, the Cash Settlement Amount, if any, per ETN, will be rounded to the fourth decimal point (e.g., 0.76545 would be rounded up to 0.7655 and 0.76544 would be rounded down to 0.7654); and all dollar amounts paid on the ETNs per holder will be rounded to the nearest cent, with one-half cent or greater rounded upward and less than one-half cent rounded downward.

Default Amount on Acceleration

In case an event of default with respect to this Note occurs and the maturity of the ETNs is accelerated, the Company will pay the default amount in respect of the principal of the ETNs at maturity. A description of the default amount for the ETNs is provided below under “Default Amount.” In addition to the default amount , the Company will also pay the Coupon Amount per ETN, if any, with respect to the final Coupon Payment Date, calculated as if the date of acceleration was the last Trading Day in the last applicable Valuation Period prior to the Maturity Date and the four Trading Days immediately preceding the date of acceleration were the corresponding Trading Days in such accelerated Valuation Period, with the fourth Trading Day immediately preceding the date of acceleration being the accelerated Final Valuation Date and the accelerated final Coupon Valuation Date, and the Trading Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

For the purpose of determining whether the holders of the Company’s Senior Medium-Term Notes, of which the ETNs are a part, are entitled to take any action under the Indenture, the Company will treat the outstanding Stated Principal Amount of the Senior Medium-Term Notes as constituting the outstanding Stated Principal Amount of the ETNs. Although the terms of the ETNs may differ from those of the other Senior Medium-Term Notes, holders of specified percentages in Stated Principal Amount of all Senior Medium-Term Notes, together in some cases with other series of the Company’s debt securities, will be able to take action affecting all the Senior Medium-Term Notes, including the ETNs. This action may involve changing some of the terms that apply to the Senior Medium-Term Notes, accelerating the maturity of the Senior Medium-Term Notes after a default or waiving some of the Company’s obligations under the Indenture.

Default Amount

The default amount for the ETNs on any day will be an amount in U.S. dollars for the principal of the ETNs, as determined by the Calculation Agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of the Company’s payment and other obligations with respect to the ETNs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the ETNs. That cost will equal the sum of:

(a)	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
(b)	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the ETNs in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the ETNs, which is described below, the holders of the ETNs and/or the Company may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in paragraph (a) above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

(a)	no quotation of the kind referred to above is obtained, or
(b)	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Final Valuation Date, then the default amount will equal the Current Principal Amount of the ETNs.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment

This Note is payable in the manner, with the effect and subject to the conditions provided in the Indenture.

If a payment date is not a Business Day as defined in the Indenture at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

Amendments

The Indenture contains provisions which provide that the Company and the Trustee may amend or supplement the Indenture or the Securities without notice to or the consent of any Holder in order to (i) cure any ambiguity, defect or inconsistency in the Indenture, provided that such amendments or supplements shall not materially and adversely affect the interests of the Holders; (ii) comply with the requirements of the Indenture if the Company consolidates with, merges with or into, or sells, conveys, transfers, leases or otherwise disposes of all or substantially all of its property and assets, to any person; (iii) comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; (iv) evidence and provide for the acceptance of appointment hereunder with respect to the Securities by a successor trustee; (v) establish the form or forms or terms of Securities of any series or of the coupons appertaining to such Securities as permitted by the Indenture; (vi) provide for uncertificated or unregistered Securities and to make all appropriate changes for such purpose; (vii) provide for a guarantee from a third party on outstanding Securities that are issued under the Indenture; or (viii) make any change that does not materially and adversely affect the rights of any Holder.

The Indenture provides that, without prior notice to any Holders, the Company and the Trustee may amend the Indenture and the Securities of any series with the written consent of the Holders of a majority in principal amount of the outstanding Securities of all series affected by such amendment (all such series voting as one class), and the Holders of a majority in principal amount of the outstanding Securities of all series affected thereby (all such series voting as one class) by written notice to the Trustee may waive future compliance by the Company with any provision of the Indenture or the Securities of such series; provided that, without the consent of each Holder of the Securities affected thereby, an amendment or waiver, including a waiver of past defaults, may not: (i) extend the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such Holder’s Security, or reduce the principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount), or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such Holder, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, insolvency or similar proceeding, or change any place of payment where, or the currency in which, the principal amount or the interest thereon is payable, modify any right to convert or exchange such Holder’s Security for another security to the detriment of the Holder or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor; (ii) reduce the percentage in principal amount of outstanding Securities the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain defaults and their consequences provided for in the Indenture; (iii) waive a Default in the payment of the principal amount of or interest on any Security of such Holder; or (iv) modify any of the provisions of the Indenture governing supplemental indentures except to increase the required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Security affected thereby.

In addition, this Note may be amended, without the consent of any Holder, to conform the terms of this Note to the terms as set forth in Pricing Supplement No. ETN-18 dated May 17, 2016, and the prospectus supplement and prospectus referred to therein, each related to this Note and filed with the Securities and Exchange Commission, and the Trustee is hereby authorized to enter into any such amendment to this Note without the consent thereto of any such Holder.

General

The Company, acting through the Branch, the Trustee and any agent of the Company or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of, or on account of, any amount payable at maturity or upon repurchase, and, subject to the provisions hereof, for all other purposes, and neither the Company, acting through the Branch, nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or any indenture supplemental thereto or in this Note, or because of any indebtedness evidenced thereby or hereby, shall be had against any incorporator as such, or against any past, present or future stockholder, officer, director or employee, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

The Indenture provides that, subject to certain conditions, the Holders of at least a majority in principal amount (or, if any Securities are Original Issue Discount Securities, such portion of the principal amount as is then accelerable) of the outstanding Securities of all series affected (voting as a single class), by notice to the Trustee, may waive an existing default or event of default with respect to the Securities of such series and its consequences, except a Default in the payment of principal of or interest on any Security or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Security affected. Upon any such waiver, such default shall cease to exist, and any event of default with respect to the Securities of such series arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.

The Indenture provides that a series of Securities may include one or more tranches (each a “tranche”) of Securities, including Securities issued in a periodic offering. The Securities of different tranches may have one or more different terms but all the Securities within each such tranche shall have identical terms provided that Securities within a tranche may have different authentication dates, public offering prices, initial interest accrual dates, and initial interest payment dates, if applicable. Notwithstanding any other provision of the Indenture, subject to certain exceptions, with respect to sections of the Indenture concerning the execution, authentication and terms of the Securities, redemption of the Securities, events of default of the Securities, defeasance of the Securities and amendment of the Indenture, if any series of Securities includes more than one tranche, all provisions of such sections applicable to any series of Securities shall be deemed equally applicable to each tranche of any series of Securities in the same manner as though originally designated a series unless otherwise provided with respect to such series or tranche pursuant to a board resolution or a supplemental indenture establishing such series or tranche.

This Note is unsecured and ranks pari passu with all other unsecured and unsubordinated indebtedness of the Company.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, acting through the Branch, which is absolute and unconditional, to pay any amount payable at maturity or upon repurchase on this Note in the manner, at the place, at the time and in the coin or currency herein prescribed.

The laws of the State of New York (without regard to conflicts of laws principles thereof) shall govern this Note.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]
[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]
the within Note and all rights thereunder, hereby irrevocably constituting and appointing
__________________________________________________________ Attorney to transfer such Note on the books of the Company, with full power of substitution in the premises.
Dated:

Signature:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

ANNEX A

form of offer for early redemption

PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER

Dated:
[insert date]

Credit Suisse AG (“Credit Suisse”)
E-mail: list.etndesk@credit-suisse.com

Re:	Credit Suisse X-Links Monthly Pay 2xLeveraged Alerian MLP Index Exchange Traded Notes due May 16, 2036 (the “ETNs”)

Ladies and Gentlemen:

The undersigned beneficial owner hereby irrevocably offers to Credit Suisse the right to redeem the ETNs, as described in the pricing supplement dated May 17, 2016, in the amounts and on the date set forth below. Terms not defined herein have the meanings given to such terms in the pricing supplement.

Name of beneficial holder:
[insert name of beneficial owner]

You must offer at least the applicable minimum redemption amount for early redemption at one time for your offer to be valid. The minimum redemption amount will be equal to 50,000 ETNs.

Number of ETNs offered for early redemption:

[insert number of ETNs offered to Credit Suisse for early redemption]

Where the Redemption Notice is delivered prior to 4:00 p.m. New York City time on any Trading Day, the immediately following Trading Day will be Redemption Valuation Date. If the Redemption Notice is delivered at or after 4:00 p.m. New York City time, the Redemption Valuation Date will be the next following Trading Day. Notwithstanding the foregoing, we will not accept a Redemption Notice submitted to us after May 6, 2036 or on any Trading Day after the fifth Trading Day preceding the Call Valuation Date or Acceleration Valuation Date.

Applicable Valuation Date:	, 20___

Applicable Redemption Settlement Date:	, 20___
[insert a date that is three business days following the applicable Redemption Valuation Date]

Contact Name:
[insert the name of a person or entity to be contacted with respect to this Offer for Early Redemption]

Telephone #:
[insert the telephone number at which the contact person or entity can be reached]

My ETNs are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your ETNs):

Name:

DTC Account Number (and any relevant sub-account):

Contact Name:

Telephone Number:

Acknowledgement: In addition to any other requirements specified in the pricing supplement being satisfied, I acknowledge that the ETNs specified above will not be redeemed unless (i) this Offer for Early Redemption, as completed and signed by the DTC Participant through which my ETNs are held (the “DTC Participant”), is delivered to Credit Suisse, (ii) the DTC Participant has booked a “delivery versus payment” (“DVP”) trade on the applicable Redemption Valuation Date facing Credit Suisse, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to Credit Suisse as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Redemption Settlement Date. I also acknowledge that if this Offer for Early Redemption is received at or after 4:00 p.m., New York City time, on a Trading Day, I will be deemed to have made this Offer for Early Redemption on the following Trading Day.

The undersigned acknowledges that Credit Suisse will not be responsible for any failure by the DTC Participant through which such undersigned’s ETNs are held to fulfill the requirements for early redemption set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ETNs ARE HELD AND DELIVERED TO CREDIT SUISSE PRIOR TO 4:00 P.M., NEW YORK CITY TIME, ON THE TRADING DAY IMMEDIATELY PRECEDING THE APPLICABLE REDEMPTION VALUATION DATE

ANNEX B

BROKER’S CONFIRMATION OF EARLY REDEMPTION

[PART B: TO BE COMPLETED BY BROKER]

Dated:
[insert date]

Credit Suisse AG (“Credit Suisse”)

Re:	Credit Suisse X-Links Monthly Pay 2xLeveraged Alerian MLP Index Exchange Traded Notes due May 16, 2036 (the “ETNs”)

Ladies and Gentlemen:

The undersigned holder of Credit Suisse X-Links Monthly Pay 2xLeveraged Alerian MLP Index Exchange Traded Notes due May 16, 2036, issued by Credit Suisse, acting through its Nassau Branch, CUSIP No. 22539T290 (the “ETNs”) hereby irrevocably offers to Credit Suisse the right to redeem, on the Redemption Settlement Date of                               , with respect to the number of the ETNs indicated below as described in the pricing supplement dated May 17, 2016 relating to the ETNs (the “pricing supplement”). Terms not defined herein have the meanings given to such terms in the pricing supplement.

The undersigned certifies to you that it will (i) book a delivery versus payment trade on the Redemption Valuation Date, as the case may be, with respect to the number of ETNs specified below at a price per ETN equal to the Redemption Settlement Amount, facing Credit Suisse, DTC #355 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Redemption Settlement Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:

You must offer at least the applicable minimum redemption amount for early redemption at one time for your offer to be valid. The minimum redemption amount will be equal to 50,000 ETNs. Number of ETNs offered for early redemption:

DTC # (and any relevant sub-account):